Exhibit 99.2

Sino Agro Food To Seek a Listing for Aquaculture Operations

Triway to Consolidate and Spin-Off Aquaculture Operations

Nov 11, 2015

GUANGZHOU, China, Nov. 11, 2015 /PRNewswire/ — Sino Agro Food, Inc. (OTCQB: SIAF, also referred to herein as "SIAF" or the "Company") is an integrated, diversified agriculture technology and organic food company with principal operations as primary producer, processor, and marketer of protein foods in the People's Republic of China ("PRC").

The Company is pleased to announce it has begun the first of three or four planned divestitures, and is currently exploring various opportunities for a spin-off including a separate listing on the Oslo Stock Exchange ("OSE") for a new Aquaculture Company comprised of its aquaculture operations. Creating a separate entity is a decisive step towards SIAF's vision to become a leading aquaculture company. Seeking a listing on the OSE is in line with the OSE's position as the world's largest and certainly one of the most important financial marketplaces for the seafood sector. SIAF intends to distribute a majority of its holdings in the new company to its shareholders as a result of the spin-off.

For some time SIAF has sought a listing in the Nordic region to facilitate trading of its shares closer to its largest shareholder base. The Company's recent focus has been to achieve a senior listing of the whole SIAF Group on the OSE as soon as practicable, and this process has been in motion since May 2015.

Given today's announcement that the Aquaculture Company will be listed in Norway, and given that the work required for listing is greater than initially estimated, the listing of the group company on OSE listing will not occur during 2015.

CEO Commentary

CEO Solomon Lee commented: "The Company has received feedback from its current institutional investors and major retail shareholders, as well as advisors, that restructuring our businesses as stand alone organizations will create better understood and appreciated businesses bringing more value to our shareholders.

A separate listing of our aquaculture operations carries the additional advantage of facilitating a listing in Norway; a natural market for making our aquaculture opportunities known."

Proposed New Aquaculture Company

The proposed new company will have one single share class and conform to Nordic corporate governance standards. It is targeted to include the bulk of SIAF's aquaculture operations; namely:

•	Jiang Men City A Power Fishery Development Co., Ltd. (Fish Farm 1, "FF1")
•	Enping City Bi Tao A Power Prawn Culture Development Co., Ltd. (Prawn Farm 1, "PF1")
•	Zhongshan A Power Prawn Culture Farms Development Co., Ltd. (Prawn Farm 2, "PF2")
•	Zhongshan New Prawn Project ("ZSNPP") Phase 1 as well as an opportunity to acquire additional phases of the project as development continues. The ZSNPP is targeted to reach an annual production capacity of at least 200,000 metric tons over the long term.

In Q2 2015, the annual production of the Aquaculture segment was 5,331 metric tons of seafood and the trailing twelve-month revenue from sale of goods (seafood) was USD 96.0 million, with a gross profit of USD 27.9 million. By year-end 2016, when Phase 1 of ZSNPP is scheduled to be fully built the annual production capacity of the new company is expected to grow to approximately 15,000 metric tons.

Strategy

After consultation with financial advisors, major shareholders, and several prospective institutional investors, several important advantages for the proposed structure guided SIAF's decision. Establishing the new Aquaculture Company expedites several strategic objectives:

•	Simplify the structure of Sino Agro Food, Inc. by creating a rapidly growing, profitable Aquaculture Company focused on the production of seafood with unique expansion potential
•	Create a company establishing an independent Board of Directors, a shareholder nomination committee, a single share class, a separate management team and auditors, dedicated reporting and investor relations functions
•	Expose the company to institutional investors with in-depth knowledge and high appreciation of aquaculture businesses. The OSE has more than 15 listed companies in the seafood sector, with a combined market capitalization of more than NOK150bn. The sector trades at an average 2015 price/earnings multiple of 10.5x
•	Facilitate funding to increase ownership in existing aquaculture facilities
•	Create an independent company to secure funding for the future development of additional stages at the significant Zhongshan New Prawn Project.

About Sino Agro Food, Inc.

Sino Agro Food, Inc. is an agriculture technology and natural food holding company with principal operations in the People's Republic of China. The Company acquires and maintains equity stakes in a cohesive portfolio of companies that SIAF forms according to its core mission to produce, distribute, market and sell natural, sustainable protein food and produce, primarily seafood and cattle, to the rapidly growing middle class in China. SIAF provides financial oversight and strategic direction for each company, and for the interoperation between companies. The Company owns or licenses patents, proprietary methods, and other intellectual properties in its areas of expertise. SIAF provides consulting and services to joint venture partners to construct and operate food businesses, primarily producing wholesale protein foods. Further joint ventures market and distribute the wholesale products as part of an overall "farm to table" concept and business strategy.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company's website (http://www.sinoagrofood.com), the Company's Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF's current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Not a Broker/Dealer or Financial Advisor

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company's website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc. Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

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SOURCE Sino Agro Food, Inc.

For further information: Peter Grossman, Investor Relations, +1 (775) 901-0344, info@sinoagrofood.com; Erik Ahl, +46 (0) 760495885, se-info@sinoagrofood.com